Contact: Marion Ingram	phone: 931-380-2265
Community First Bank & Trust	fax: 931-388-3188
501 S. James Campbell Blvd
Columbia, Tennessee 38401
News Release
COMMUNITY FIRST, INC. REPORTS RECORD EARNINGS FOR 2006 FISCAL YEAR
ASSETS GROW TO $421.4 MILLION; AN INCREASE OF $92.6 MILLION, OR 28.2%
     Community First, Inc., the holding company for Community First Bank & Trust, today reported record earnings for 2006. The Company reported net income for the year ended December 31, 2006 of $2,802,000, an increase of 9.2% when compared to Community First’s net income of $2,565,000 for the year ended December 31, 2005. Basic earnings per share for the year ended December 31, 2006 were $.97 compared to $.89 for the prior year. Net interest income for the year ended December 31, 2006 was $12.3 million compared to $10.3 million for the same period in 2005. Net interest income for the quarter ended December 31, 2006 was $3.2 million compared to $2.8 million for the quarter ended December 31, 2005.
     Total assets grew to $421.4 million as of December 31, 2006, up $92.6 million, or 28.2%, from the $328.8 million reported as of December 31, 2005. Loans as of December 31, 2006 were $349.0 million, or 34.5% higher than the $259.4 million reported at December 31, 2005. Total deposits increased to $366.8 million at December 31, 2006, or 28.1% higher than the $286.2 million reported at December 31, 2005.
     “We are pleased to announce another strong year for Community First,” stated Marc R. Lively, President and CEO. “We experienced significant growth in loans, deposits and total assets which continued to escalate throughout 2006.” The growth in loans, deposits and total asset in 2006 represented the largest twelve month growth period since the bank’s inception almost eight years ago.
“This type of growth illustrates the commitment we have for our long-term strategy of becoming the premier community financial institution in middle Tennessee,” stated Lively. “This year we focused on several initiatives which positioned the bank for continued growth and increased shareholder value.”
Part of the Company’s initiatives for 2006 included taking advantage of expansion opportunities in Williamson and Rutherford counties. Identified as two of the fastest growing areas in middle Tennessee, these two counties serve as expansion locations for the bank, particularly in the cities of Franklin and Murfreesboro. The new locations provide added convenience as customers travel between three counties. In addition, the investment division of the bank increased its market share due to brand development and increased customer awareness of the services provided by the bank. Community First believes that additional relationships generated through Community First Investment Services Group, the bank’s new investment division, expanded the bank’s customer base and strengthened customer loyalty. The bank also focused more management resources on its mortgage division in order to maximize lending opportunities in current and newly expanded markets. The bank further developed its loan administration team in order to manage the bank’s significant loan growth.
OTHER 2006 HIGHLIGHTS
•	In response to customers’ demand, the bank successfully launched Community First Investment Services Group during the fourth quarter of 2005. This division of the bank provides a full line of investment products throughout middle Tennessee.

•	The Bank began construction on a new facility located in downtown Columbia. Completion is expected by the mid-2007.
•	Community First currently has 107 associates, an increase of 35 associates since December 31, 2005.
•	The Bank completed construction of its fifth office, located on Carothers Parkway in the Cool Springs area of Franklin, Tennessee. The new facility is the bank’s first expansion into the Williamson County market and accommodates retail banking as well as Community First Investment Services Group, the investment division of the bank as well as the expanded mortgage division.
•	During the fourth quarter, the bank opened a new banking office in Murfreesboro, Tennessee. This new office represents our sixth banking office and continued expansion to surrounding middle Tennessee counties.
•	The Bank received an award from the Nashville Business Journal as a winner in the publication’s “Best Places to Work” campaign as well as nominations from the Better Business Bureau’s “Award in Ethics” and the Daily Herald’s “Best in Business.”
•	In the fourth quarter, the Company announced that it was offering up to 350,000 shares of its common stock at $30 per share. On December 31, 2006, the Company consummated the sale of 125,460 shares of its common stock for the total proceeds of $3,763,800. The offering remains open as to the remaining unsold shares.
Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia, Tennessee, commercial bank with five offices in Maury County, one in Williamson County and Rutherford Counties. The Bank recently opened its fifth Maury County location, a limited service facility with extended hours located in a newly revitalized retail facility. The Company operates eleven ATMs in Maury County, three in Williamson County, and one in Rutherford County. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area. Additional information concerning Community First can be accessed at www.cfbk.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other things, anticipated future growth trends and the future prospects of the Company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties and the Company’s actual results may differ materially. All forward-looking statements included in this news release are based on information available at the time of the release and are subject to certain risk and uncertainties including, but not limited to, the Company’s ability to successful expand into Williamson and Rutherford County, changes in the economic conditions in the Company’s market areas, regulatory and legislature changes, competition in the Company’s market areas, the ability of the Company to successfully complete its common stock offering, and changes in interest rates. The Company assumes no obligation to update any forward-looking statement.